Exhibit 10.1

AGREEMENT AND RELEASE OF CLAIMS

This AGREEMENT AND RELEASE OF CLAIMS (hereinafter referred to as “Agreement” or Release”) is entered this 4th day of October, 2007, by and between Kesslering Corporation (“Employer” or “the Corporation”) and Laura Camisa, (“Employee”).  In consideration of the promises and commitments made in this Release, including the payment of amounts in excess of amounts otherwise owed to Employee, and which are valued at greater than $10.00, the sufficiency and fairness of which is hereby acknowledged, the Corporation and Employee agree as follows:

ARTICLE 1:  SEPARATION FROM EMPLOYMENT

1.1           Rights and Obligations.  Employee acknowledges that her employment with the Corporation ended as of the end of business on September 28, 2007, (“Separation Date”).  As of the Separation Date the Employee’s rights and obligations relating to employment, including any and all agreements relating to employment or severance, were terminated other than as set forth in this Release.  Employee releases and waives any and all rights or claims that Employee has or may have against the Corporation other than the rights specifically reserved in this Release.  This Release acknowledges that other than as specified herein, Employee has been paid all wages and compensation of any kind owed to Employee by the Corporation;  that Employee has received all benefits owed to Employee; and that the Corporation has made all contributions, reimbursements or payments owed to Employee or on Employee’s behalf.

1.2           Continuing Terms of Employment Agreement.  The Parties acknowledge the existence of the Employment Agreement entered into on January 1, 2007 (the “Employment Agreement”).  Employee agrees that Employer has satisfied all of its obligations under the Employment Agreement, and that Employee has been relieved of all duties relating to Paragraph 2 (Duties and Devotion of Efforts) as Employee has separated from employment.  The Parties have terminated Employee’s employment by mutual agreement and are both relieved of all obligations under Paragraph 5 (Term and Termination).  However, the Parties agree that all provisions that were intended to extend beyond the date of separation from employment shall continue in full force and effect, other than Paragraph 7 (Indemnity), and shall be incorporated into this Agreement as if they were specifically restated herein.  Without limiting the foregoing, the Parties specifically acknowledge that each of the following provisions of the Employment Agreement was clearly intended to and shall remain in effect beyond the Separation Date, and each is hereby incorporated into this Agreement:  Paragraph 8:  Restrictive Covenants;  Paragraph 9(a): Florida Law and Venue; 9(o): Attorneys’ Fees and Costs; and 9(p) (Waiver of Jury Trial).  Notwithstanding the foregoing, Employee will not be prohibited from providing services to Searchlight Advisors, LLC.

1.3           Non-Disparagement.  The parties each agree that they will not directly or indirectly make any negative or disparaging remarks or communications about or relating to the other party hereto, their operations, their business, their officers, Board members, their employees, their independent contractors or affiliates or other Released Parties (as defined herein).  Employee will not take any action to harm the Corporation or the Released Parties in any manner.  This obligation shall remain in effect indefinitely.  Employee specifically agrees that she will not directly or indirectly contact the press, will not make any statements for public dissemination, and will not respond to inquiries from the press regarding the Released Parties.

1.4           Access or Use of Property.  As of the Separation Date, Employee has no right to access in person or by information systems any of the Corporation or the Released Parties’ property, including their offices, email, or other information systems without express advance approval by the Corporation’s CEO or designee.  Employee agrees that if she is granted access to the Corporation’s property, she will exercise reasonable care in such access, will use such access only for the expressed purpose, and will take no action to cause harm to the property or the Corporation.

1.5           Post-Employment Cooperation.  Following the Separation Date, Employee agrees to be available within 48 hours of receiving notice of such to cooperate with and consult with Employer upon request regarding matters about which Employee has or may have knowledge.  Such cooperation would include responding to phone calls, answering questions, attending meetings, and participating in good faith as requested in the review of matters relating to the Released Parties, including the defense of litigation.  In the event any such duties require Employee to travel from Vero Beach, Florida at the direction of Employer, Employer shall reimburse such travel costs.

1.6           Final Report and Return of Information.   Employee hereby agrees to provide a post-employment report (“Report”) to Douglas P. Badertscher within 5 days of her Separation Date.  Employee’s Report shall contain (i) a summary of all ongoing matters for which Employee had responsibility during employment; (ii) a detailed communication containing all information in Employee’s possession relating to the Released Parties, which has not already been fully communicated to Douglas P. Badertscher or Clifford H. Wildes; (iii) a detailed description of all arrangements with third parties to provide accounting services to the Company since the starting date of Employee’s employment with Employer, including copies of all contracts for services or engagement letters for all accounting and financial consultants authorized by Employee to do work for the Corporation in any and all capacity; (iv) a detailed listing of all bank accounts of the Corporation and its subsidiary entities and (v) a status report detailing recent action taken and action to be taken regarding all open matters for which Employee had responsibility.   Employee shall provide additional details upon request.

1.7           Warranty.  Employee hereby warrants that she has performed her position loyally, ethically, in good faith, and in compliance with law and that she has not engaged in any conflicts of interest, has not committed fraud, and has not received or been promised any kickbacks, payments, remuneration or benefit from any person or entity doing business with, affiliated with, or related in any way to her employer, during her employment other than her compensation paid by her employer or its parent or subsidiary entities, which was approved by Clifford H. Wildes personally.  Employee acknowledges that this Warranty is material to Corporation’s agreement herein and that Employee would not be released from the Indemnification provision of her employment agreement and would not be paid any Severance if not for providing this truthful Warranty.  Misrepresentation herein shall void Employer’s release of Employee, require repayment of the Severance by Employee, and shall permit Employer to utilize the Indemnification provision contained in the Employment Agreement.  Employer acknowledges that Employee has disclosed her provision of services to Searchlight Advisors, LLC and Employer hereby consents to Employee’s continued provision of services to Searchlight Advisors, LLC.

1.8           Return of Property.  Employee hereby promises that she has returned any and all property of the Corporation or Released Parties, including all copies of such property (regardless of how such information was stored), in her possession or control to the Corporation or has arranged such delivery with the CEO or her designee.
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ARTICLE 2: RELEASED PARTIES

2.1           By Employee.  The Parties intend Employee’s Release to benefit and release (a) the Employer and its subsidiaries and parent company, if any,  (b) all entities and individuals which are referred to herein as “Business Affiliates” of the Company, which shall include Kesslering Holding Corporation, Kesselring Corporation;  (c) any other corporation or entity which is or will be controlled by, or under the control of the Company, or any of the Business Affiliates, (d) all of their respective heirs, successors, administrators, assigns, and subsidiaries, (e) all of their respective officers, directors, agents, attorneys, and employees, and (f) all of their respective heirs, successors, administrators, assigns (which will all be referred to collectively as “Released Parties”).

2.2           By Employer.  The Parties intend Employer’s Release to benefit Employee.

ARTICLE 3: RELEASE OF ALL CLAIMS

3.1           General Release by Employee.  This Release is binding on Employee, Employee’s family, heirs, representatives, successors, and assigns, and prevents them from recovering any relief, including back pay, front pay, paid time off, reinstatement, or any other damages, costs or attorneys' fees as a result of any charge, lawsuit, or proceeding brought by Employee or on her or her behalf, against any of the Released Parties for any reason other than enforcement of this Release.

Employee agrees and understands that Employee is receiving in exchange for her promises contained in this Agreement, something of value to Employee, which is referred to as “consideration.”  Employee has determined that this is a fair exchange.  In order for Employee to receive that consideration, which Employee desires, Employee knowingly and voluntarily hereby releases the Released Parties from every possible claim that Employee can legally waive.  This waiver should be construed as broadly as possible to release all possible claims, debts, obligations, demands, judgments, or causes of action of any kind whatsoever, whether known or unknown, that may be waived other than workers’ compensation claims filed during employment.  However, for additional clarity, the following is a list of some of the types of claims included in this Release: all claims in tort (for negligent or intentional acts), in contract (whether verbal or written), by statute, for constitutional violation, for wrongful discharge, discrimination, harassment, retaliation, or claims of personal injury, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to, any and all claims, demands, rights, and/or causes of action arising out of Employee’s relationship with the Corporation, or relating to purported employment discrimination or violations of civil rights, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Family and Medical Leave Act (“FMLA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990 (“ADA”), the Florida Whistle Blowers Act, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974 (“ERISA”), or other benefits laws, or any other applicable federal, state or local employment discrimination statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with the Corporation or the Separation from that employment or circumstances related thereto or by reason of any other matters, cause, or thing whatsoever, from the beginning of time to the signing of this Release, and specifically releases any claims that the Released Parties should re-hire Employee at any time in the future.

3.2           Age Discrimination Waiver By Employee.  In exchange for payments described in this Release, a reasonable portion of which are allocated to this waiver, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination in Employment Act of 1967, 290 U.S.C. §621-634, as amended, and the Older Workers Benefit Protection Act, which Employee might otherwise have had against any and all of the Released Parties up to and including the date of signing this Release.

3.3           General Release by Corporation.  This Release is binding on Corporation and its representatives, successors, and assigns, and prevents them from recovering any relief, as a result of any lawsuit or proceeding brought by Corporation or its subsidiary or parent entities, or on their behalf, against Employee for any reason other than enforcement of this Release.   Corporation knowingly and voluntarily hereby releases Employee from every possible claim that Corporation can legally waive; this waiver should be construed as broadly as possible to release all possible claims, debts, obligations, demands, judgments, or causes of action of any kind whatsoever, whether known or unknown, that may be waived other than enforcement of this Release.

ARTICLE 4:  CONFIDENTIALITY

4.1  Confidentiality.  Employee agrees that the terms of this Release are confidential, and Employee agrees not to divulge such terms other than to her accountants, attorneys, and the Internal Revenue Service.  The foregoing covenant not to disclose shall be binding upon Employee, Employee’s attorneys, and those to whom Employee may disclose the terms of this Release.  Employee shall secure from those to whom disclosure of this Release is made their assent to be bound by this nondisclosure covenant, and Employee shall be jointly responsible for violation of the covenants contained herein by any family member.  Employee’s signature on this Release indicates Employee’s agreement that this provision is an important and material element of the Release and is given in fair exchange for the Corporation’s payment to Employee under this Agreement.  No action other than a writing signed by the Corporation CEO shall be taken as a waiver of the Corporation’s right to insist that Employee, Employee’s family, and Employee’s counsel (if any) abide by the nondisclosure terms of this Release.  If the law requires Employee to make additional disclosures of confidential information, Employee shall provide the details of such legal requirement(s) to the Corporation immediately and in advance of the disclosure so that the Corporation may make any legal objections to the disclosure.

ARTICLE 5:  PAYMENTS

5.1           Payments.  In further consideration of the foregoing Release, the Corporation agrees to pay as additional consideration and severance to Employee an amount equal to Employee’s base pay which Employee would have received if Employee had been employed and worked her scheduled hours (“Severance Consideration Payment”) for a six month period following the Separation Date, less ordinary payroll deductions (“Severance Period”).  Such payments shall be paid on the regular payroll dates beginning on the first payroll date within 4 days of the Effective Date and ending when paid in full.   In the event that Employer fails to make any scheduled Severance Consideration Payment, then Employee shall deliver written notice to Employer of such failure.  In the event Employer does not make the delinquent Severance Consideration Payment within 30 days following receipt of such written notice, then all remaining Severance Consideration Payments shall accelerate and become immediately due and payable.  Employer shall provide continued group health insurance coverage to Employee for the shorter of the period prior to Employee obtaining group health insurance coverage from another employment or the period during the Severance Period prior to the date that all Severance Consideration Payments have been made by Employer.   Other than as set forth in this Article, Employee agrees that she is not entitled to any payment or compensation of any kind from Released Parties.  The Released Parties have satisfied all of their obligations owed to Employee.  Employee agrees that she is not entitled to any bonus, additional stock or options, or additional compensation or payment, whether for compensation, paid time off, other benefits, expense reimbursement, or otherwise.  Employee shall be entitled to retain any stock grants and options awarded prior to the effective date hereof, pursuant to the terms of such stock and option grants.

ARTICLE 6: EFFECT OF RELEASE

6.1           Employee understands that she is not entitled to receive the benefit of this Release if Employee does not sign this Release or if she revokes the Release as described herein.  Employee understands that she may revoke this Release, within seven (7) days of signing it.  To be effective, the revocation must be in writing and delivered by hand-delivery or as described below to Attention: Douglas P. Badertscher, CEO, Kesselring Holding Corporation, Suite 301, 6710 Professional Parkway, Sarasota, FL  34240, within seven days of signing it.  If not hand delivered, the revocation must be (i)  Postmarked within seven (7) days of signing the Release, (ii) Properly addressed as referenced above; (iii)  Sent by certified mail, return receipt requested; and (iv) a copy sent to Kimberly P. Walker, Esq., at Williams, Parker et. al, 200 South Orange Ave. Sarasota, FL 34236.  If Employee revokes this Release, as outlined in this paragraph, the Release will not be effective or enforceable and Employee will not be eligible to receive any payments or benefits provided by this Release.  If Employee delivers a fully executed Release as provided in this Release and does not revoke the Release as provided herein, the Release will become effective on the 8th day following delivery of the Release (the “Effective Date”).

ARTICLE 7: REVIEW OF RELEASE

7.1           Consultation with Counsel.  Employee is advised to consult with an attorney prior to signing this Release, and acknowledges that whether she does so is her choice.

7.2  Review Period.  Employee has been offered the opportunity to take up to twenty-one days to consider this Release.  Employee understands that a signed original of this Release must be received by the Corporation before 5:00 p.m. on the twenty-second (22nd) day following her or her receipt of this document in order for this Release to be effective.  Employee has the right to return the Release at any time before that deadline.

ARTICLE 8: AGREEMENT NOT TO SUE

8.1           Claims.  Employee, on her own behalf and on behalf of her family, heirs, representatives, successors, and assigns, agrees that Employee will not ever bring any claim, suit, arbitration, or mediation against any of the Released Parties for any reason other than the enforcement of this Release.  Nothing herein prohibits Employee from complying with the law and cooperating with appropriate authorities.

ARTICLE 9
 MISCELLANEOUS

9.1           Survival.  If any provision of this Release were declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be effected thereby, and said illegal, unenforceable, or invalid part, term or provision, shall be deemed not to be part of this Release.

9.2           Duplicate Originals.  This Release may be executed in several counterparts, each of which shall be deemed an original.

9.3           Headings.  The headings contained in this Release are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Release or any provisions hereof.

9.4           Representations.  In determining whether to execute this Release, Employee has not relied on any representations by the Corporation or the Released Parties other than the written representations contained in the Release.

9.5           Effectuating Release and Removal.  Employee hereby agrees to reasonably cooperate and to execute any additional documents that may reasonably be required to facilitate or effectuate this agreement.

9.6           Review and Understanding.  Employee acknowledges that Employee received this Release on or before the end of business on September 28, 2007 and has read its terms and understands the terms of this Release.  This date shall be considered the delivery date of the Release even if the Parties negotiate revisions to the Release.

9.7           For Settlement Purposes.  The Release is entered into in full accord and satisfaction and compromise of the claims or potential claims of Employee and is not in any way to be construed as an admission of any wrongdoing or liability on the part of the Corporation or other Released Parties or an admission that the Corporation or other Released Parties violated any law or breached any agreement.  The Corporation expressly denies any liability or violation and intends merely to avoid the costs associated with any potential litigation.  Further, even if there were a determination that the Corporation or Released Parties had violated any law or regulation, or breached any agreement, Employee would be entitled to no additional amount.

9.8           Breach.  In the event Employee violates this Release by filing any claim against any of the Released Parties or receiving any compensation relating to such a claim, the Corporation shall maintain all rights and remedies relating to this Release and as provided in law or equity.

9.9           Voluntary.  Employee agrees that she executed this Release voluntarily and without duress, coercion, or undue influence.

9.10	Binding. This Release is binding on the parties hereto, their heirs, administrators, executors, successors and assigns.

9.11         Entire Agreement.  This Release contains the entire agreement between Employee and the Released Parties.  Any prior agreements or understandings are replaced by this Agreement.  By signing this Release, Employee acknowledges that Employee has reviewed, understands, and agrees with each of the terms of this Release and hereby effects the Release.

WITNESS AS TO CORPORATION	BY CORPORATION

	By:	/s/ Douglas Badertscher
As Its: CEO

Date: October 5, 2007

WITNESS AS TO EMPLOYEE	BY EMPLOYEE

	By:	/s/ Laura Camisa
Signature

Date: October 5, 2007